Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Tian’an Technology Group Ltd on Form S-8 to be filed on or about January 13, 2025 of our report dated April 1, 2024, on our audit of the financial statements as of December 31, 2023 and for the year then ended, which report was included in the Annual Report on Form 20-F filed April 2, 2024. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ HHC
We have served as the Company’s auditor since 2022.
Forest Hills, New York
January 13, 2025
PCAOB ID #5867